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                                                                EXHIBIT 10.5



                                                                    May 12, 1986

Peter W. Quesada
T. Ricardo Quesada
Kate Davis P. Quesada
Elinor P. Hempelmann

c/o   Peter W., Quesada
      Fore River Company
      5 Milk Street
      P.O. Box 7523
      Portland, Maine 04172

Dear Sirs and Mesdames:

             This letter will confirm our agreement as follows:

             1. You (the "Shareholders") shall seek an adjournment of the civil action entitled Moore v. Pulitzer, Civil No. 86-06380-C-3 (the "Litigation") until May 20, 1986, which The Pulitzer Publishing Company (the "Company") shall support.

             2. If the Shareholders are released from the Option and Voting Agreement dated as of January 21, 1986, an amended, with Taubman Media, Inc. and A. Alfred Taubman prior to September 30, 1986 and are free to deliver to the Company valid title to the shares of common stock of the Company that are subject to such Agreement, free and clear of any liens, charges and encumbrances, you and the Company agree to enter into an agreement to purchase such shares substantially on the terms set forth in the attached agreement.

             3. If prior to May 20, 1986 the Shareholders ask the Company to join the Shareholders in seeking dismissal of all claims in the Litigation with prejudice, the Company agrees to do so. If on or after May 20, 1986, the Shareholders proceed with a trial in connection with the Litigation or fail to withdraw their opposition to the Company's pending motion for summary judgment with regard to certain claims by the Shareholders in the Litigation, the Company shall no longer be obligated to enter into an agreement to purchase the Shareholders' shares as provided in paragraph 2 above.


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Peter W. Quesada
T. Ricardo Quesada
Kate Davis P. Quesada
Elinor P. Hempelmann                    2                     May 12, 1986

              4. During the period from the date hereof through May 13, 1987, each of the parties hereto agrees not to make any disclosure of the terms hereof or the negotiations with respect hereto (other than to the parties hereto and their representatives and advisors and A. Alfred Taubman and his representatives and advisors) except as required by law and except pursuant to a press release which shall be approved by the parties hereto prior to the release thereof and except pursuant to such press release, each of the parties hereto agrees not to make any public statement concerning the Litigation or the merits thereof or the positions taken by the parties in connection therewith. During such time period, the Shareholders (and their agents and advisors) shall make no disparaging public statement with respect to the Company, any of its employees or any of the defendants to the Litigation and the Company (and its employees, agents and advisors) shall make no disparaging comments concerning any of the Shareholders.

             The terms of this letter agreement shall terminate upon such time as the Company is no longer obligated to enter into an agreement to purchase the Shareholders' shares as provided in paragraph 2 above.

              It the foregoing correctly sets forth our agreement, please so indicate by signing below.

                                          Very truly yours,

                                          THE PULITZER PUBLISHING COMPANY

                                          BY /s/ Peter J. Repetti
                                            -----------------------------
                                                   Peter J. Repetti
                                                   Director

Accepted and Agreed:

Peter W. Quesada
T. Ricardo Quesada
Kate Davis P. Quesada
Elinor P. Hempelmann

          Christopher Mayer
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          Christopher Mayer
          Attorney-in-fact